                                                                         ANNEX A


CONFORMED COPY
                    AGREEMENT AND PLAN OF MERGER

                            dated as of

                            May 7, 1999

                             between

                       J. RAY MCDERMOTT, S.A.

                               and

                    MCDERMOTT INTERNATIONAL, INC.

                          TABLE OF CONTENTS


                                                                     Page
                                                                     ----

                          ARTICLE 1 THE OFFER

Section 1.01.  The Offer............................................   1
Section 1.02.  Company Action.......................................   2
Section 1.03.  Directors............................................   3

                          ARTICLE 2 THE MERGER

Section 2.01.  The Merger...........................................   4
Section 2.02.  Conversion of Shares.................................   5
Section 2.03.  Surrender and Payment................................   5
Section 2.04.  Stock Options........................................   6
Section 2.05.  Restricted Shares and Performance Shares.............   7
Section 2.06.  Board Approval.......................................   8
Section 2.07.  Withholding Rights...................................   9

                       ARTICLE 3 THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.........................   9
Section 3.02.  Bylaws...............................................   9
Section 3.03.  Directors and Officers...............................   9


           ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.  Corporate Existence and Power.......................   10
Section 4.02.  Corporate Authorization.............................   10
Section 4.03.  Governmental Authorization..........................   10
Section 4.04.  Non-Contravention...................................   11
Section 4.05.  Capitalization......................................   11
Section 4.06.  Subsidiaries........................................   12
Section 4.07.  SEC Filings.........................................   12
Section 4.08.  Financial Statements................................   13
Section 4.09.  Disclosure Documents................................   13
Section 4.10.  Absence of Certain Changes..........................   14

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Section 4.11.  No Undisclosed Material Liabilities.................   16
Section 4.12.  Compliance with Laws and Court Orders...............   16
Section 4.13.  Litigation..........................................   17
Section 4.14.  Finders' Fees.......................................   17
Section 4.15.  Opinion of Financial Advisor........................   17

                ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01.  Corporate Existence and Power.......................   17
Section 5.02.  Corporate Authorization.............................   18
Section 5.03.  Governmental Authorization..........................   18
Section 5.04.  Non-Contravention...................................   18
Section 5.05.  Disclosure Documents................................   19
Section 5.06.  Finders' Fees.......................................   19
Section 5.07.  Financing...........................................   19

                       ARTICLE 6 COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company..............................   20
Section 6.02.  Stockholder Meeting; Proxy Material.................   20
Section 6.03.  No Solicitation.....................................   21

                          ARTICLE 7 COVENANTS OF PARENT

Section 7.01.  Certain Obligations of Parent.......................   22
Section 7.02.  Voting of Shares....................................   22
Section 7.03.  Director and Officer Liability......................   22

                  ARTICLE 8 COVENANTS OF PARENT AND THE COMPANY

Section 8.01.  Best Efforts........................................   24
Section 8.02.  Certain Filings.....................................   24
Section 8.03.  Public Announcements................................   24
Section 8.04.  Further Assurances..................................   25
Section 8.05.  Access to Information...............................   25
Section 8.06.  Notices of Certain Events...........................   25
Section 8.07.  Confidentiality.....................................   25

                      ARTICLE 9 CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of Each Party.............   26


                             ARTICLE 10 TERMINATION

Section 10.01.  Termination........................................   27
Section 10.02.  Effect of Termination..............................   28


                            ARTICLE 11 MISCELLANEOUS

Section 11.01.  Notices............................................   28
Section 11.02.  Survival of Representations and Warranties.........   29
Section 11.03.  Amendments; No Waivers.............................   29
Section 11.04.  Expenses...........................................   30
Section 11.05.  Successors and Assigns.............................   30
Section 11.06.  Governing Law......................................   30
Section 11.07.  Jurisdiction.......................................   30
Section 11.08.  WAIVER OF JURY TRIAL...............................   31
Section 11.09.  Counterparts; Effectiveness........................   31
Section 11.10.  Entire Agreement...................................   31
Section 11.11.  Captions...........................................   31
Section 11.12.  Severability.......................................   31
Section 11.13.  Specific Performance...............................   32
Section 11.14.  Definitions and Usage..............................   32

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of May 7, 1999 between J. Ray McDermott, S.A., a corporation organized under the laws of the Republic of Panama (the "COMPANY"), and McDermott International, Inc., a corporation organized under the laws of the Republic of Panama ("PARENT").

     The parties hereto agree as follows:



                                   ARTICLE 1

                                   The Offer

     Section 1.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, a wholly-owned subsidiary of Parent to be organized under the laws of the Republic of Panama ("MERGER SUBSIDIARY") shall commence an offer (the "OFFER") to purchase all of the outstanding shares of Common Stock (other than shares beneficially owned by Parent) at a price of $35.62 per share of Common Stock ("COMMON SHARE PRICE"), net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Common Stock that represents at least a majority of the outstanding shares of Common Stock (other than shares beneficially owned by Parent) (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that no change may be made that, without the prior written consent of the Company, waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per share of Common Stock or the number of shares of Common Stock sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I. "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

       (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS") and shall, as and to the extent required by applicable federal securities laws, disseminate the Offer Documents to the holders of Common Stock. Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws.

     Section 1.2. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders (other than Parent), (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the laws of the Republic of Panama ("PANAMA LAW") and
(iii) resolved (subject to Section 6.02(b)) to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Simmons & Company International has delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Common Stock (other than Parent) from a financial point of view. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Common Stock and lists of securities positions of Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary and each of their affiliates, associates, employees, agents and advisors shall hold in confidence the information contained in any such lists, labels, listings or files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated and if the Company so requests, shall deliver, and shall use their reasonable efforts to cause their affiliates, associates, employees, agents and advisors to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

       (b) As soon as practicable after the time that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Parent each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws.

     Section 1.3. Directors. (a) Effective upon the acceptance for payment of shares of Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded to the nearest whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of shares of Common Stock beneficially owned by Parent bears to the total number of outstanding shares of Common Stock and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded to the nearest whole number, on (i) each committee of the Board of Directors of the Company (other than the Independent Committee) and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

       (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

       (c) During the term of this Agreement, Parent will, and will cause all of its subsidiaries to, take all actions necessary to permit the Independent Committee to continue in existence without diminution of its powers or duties and its members to consist solely of the members thereof on the date hereof, or any successors selected (with the written consent of a majority of the members of the Independent Committee) by the Board of Directors of the Company who are not otherwise employed by Parent or its affiliates. Any amendment, waiver or extension of time by the Company hereunder, and any action taken by the Company or its Board of Directors in connection therewith, shall require the concurrence or consent of a majority of the members of the Independent Committee.


                                   ARTICLE 2

                                  The Merger

     Section 2.1. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Panama Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

       (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, the Company and Merger Subsidiary will file a certificate of merger, in a form mutually acceptable to the Company and Parent and prepared and executed in accordance with the relevant provisions of Panama Law (the "CERTIFICATE OF MERGER"), with the Public Registry Office of the Republic of Panama and make all other filings or recordings required in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the Company's Certificate of Merger is recorded by the Public Registry Office of the Republic of Panama.

       (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Panama Law.

     Section 2.2.  Conversion of Shares.  At the Effective Time:

       (a) except as otherwise provided in Section 2.02(b), each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $35.62 in cash or any higher price paid for each share of Common Stock pursuant to the Offer, without interest (the "MERGER CONSIDERATION");

       (b) each share of Common Stock and each share of Series A $2.25 Cumulative Convertible Preferred Stock, $.01 par value, of the Company held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto; and

       (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted (all such shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation).

     Section 2.3. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Common Stock (the "CERTIFICATES") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Common Stock at the Effective Time a letter of transmittal and related instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

       (b) Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal if applicable, the Merger Consideration payable for each share of Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration, without interest thereon.

       (c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

       (d) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

       (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Common Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

       (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article.

     Section 2.4. Stock Options. (a) The terms of each outstanding option to purchase shares of Common Stock under any employee or director stock option or compensation plan or arrangement of the Company (a "COMPANY STOCK OPTION"), whether or not exercisable or vested, shall be adjusted as necessary so that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to purchase shares of common stock, $1.00 par value, of Parent ("PARENT STOCK"), on the same terms and conditions as were applicable under such Company Stock Option, except as set forth below (each, as so adjusted, an "ADJUSTED OPTION"). Each Adjusted Option shall be fully vested and shall entitle the holder to purchase a number of shares of Parent Stock having an aggregate market value, as of the Effective Time, equal to the aggregate market value of the shares of Common Stock purchasable pursuant to the applicable Company Stock Option. The exercise price per share of Parent Stock under each Adjusted Option shall be equal to (A) the aggregate exercise price for the shares of Common Stock purchasable pursuant to the applicable Company Stock Option divided by (B) the aggregate number of shares of Parent Stock deemed purchasable pursuant to such Adjusted Stock Option. Notwithstanding the foregoing, any fractional share of Parent Stock resulting from the foregoing adjustment of a Company Stock Option shall be rounded down to the nearest whole share. For purposes of this
Section 2.04, the market value of a share of Parent Stock as of the Effective Time shall be deemed to be the closing sale price of such share on the New York Stock Exchange on the trading day immediately preceding the Effective Time.
The market value of a share of Common Stock as of the Effective Time shall be deemed the Merger Consideration.

       (b) Prior to the Effective Time, the Company shall (i) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04 and (ii) to the extent required, use its best efforts to obtain any consents from holders of Company Stock Options. At the Effective Time, except to the extent otherwise required by the existing stock option agreements, all references to the Company in the stock option agreements covering outstanding options to purchase Common Stock will be deemed to refer to
Parent.   Parent will assume all the Company's obligations with respect to those options as so amended and will, from and after the Effective Time, make available for issuance on exercise of those options all shares of Parent Stock covered thereby and maintain an effective registration statement under the Securities Act of 1933 (the "1933 ACT") which covers those shares.

     Section 2.5. Restricted Shares and Performance Shares. (a) As soon as practicable after the date hereof, the Company shall provide each person who holds restricted shares of Common Stock ("RESTRICTED SHARES") under the J. Ray McDermott, S.A. Restated 1994 Executive Long-Term Incentive Compensation Plan (the "1994 PLAN") or the J. Ray McDermott, S.A. Non-Employee Director Stock Plan the opportunity to make an irrevocable election either to: (i) receive a cash payment, as of the Effective Time, in respect of such Restricted Shares (whether or not then vested); or (ii) receive a replacement award (a "REPLACEMENT RESTRICTED AWARD"), as of the Effective Time, of Parent Stock having an aggregate fair market value (as of the Effective Time) equal to the product of
(A) the number of Restricted Shares to which such Replacement Restricted Award relates and (B) the Merger Consideration. Each Replacement Restricted Award shall be issued on the same terms, and subject to identical restrictions, as applied to the Restricted Shares to which such Replacement Restricted Award relates (without taking into account any accelerated vesting as a result of the Merger).

       (b) As soon as practicable after the date hereof, the Company shall provide each person who holds performance restricted shares ("PERFORMANCE SHARES") under the 1994 Plan the opportunity to make an irrevocable election either to: (i) receive a cash payment, as of the Effective Time, in respect of such Performance Shares in accordance with the terms of Section 12.1 of the 1994 Plan; or (ii) receive a replacement award (a "REPLACEMENT PERFORMANCE AWARD"), as of the Effective Time, of performance shares denominated in shares of Parent Stock and having the following terms. Each Replacement Performance Award shall represent the notional grant of a number of shares of Parent Stock having an aggregate fair market value, as of the Effective Time, equal to the product of
(A) the number of notional shares of Common Stock originally granted pursuant to the Performance Shares to which such Replacement Restricted Award relates and
(B) the Merger Consideration. Each Replacement Restricted Award shall be subject to a two-year vesting period upon terms identical to those that apply, under the 1994 Plan, to Performance Shares as of the end of the initial two-year measurement period.

       (c) Prior to the Effective Time, the Company shall make any amendments to the terms of such compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05. At the Effective Time, except to the extent otherwise required by the existing restricted stock and performance share agreements, all references to the Company in the agreements covering Restricted Shares and Performance Shares will be deemed to refer to Parent. Parent will assume all the Company's obligations with respect to Restricted Shares and Performance Shares and will, from and after the Effective Time, make available for issuance as necessary all shares of Parent Stock covered by the Replacement Restricted Awards and Replacement Performance Awards and maintain an effective registration statement under the 1933 Act which covers those shares.

       (d) For purposes of this Section 2.05, the market value of a share of Parent Stock as of the Effective Time shall be deemed to be the closing sale price of such share on the New York Stock Exchange on the trading day immediately preceding the Effective Time.

     Section 2.6. Board Approval. Parent agrees that the Parent Board of Directors or the Compensation Committee of the Parent Board of Directors shall at or prior to the Effective Time adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Exchange Act of 1934 (the "1934 ACT"), the receipt pursuant to Sections 2.04 and 2.05 of Adjusted Options and Parent Stock by officers and directors of the Company who will become officers or directors of the Parent subject to Rule 16b-3.

     Section 2.7.  Withholding Rights.   Each of the Surviving Corporation and
Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or options or other rights in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.


                                   ARTICLE 3

                           The Surviving Corporation

     Section 3.1. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law, provided that, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the corporation shall be J. Ray McDermott, S.A.

     Section 3.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and applicable law.

     Section 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 4

                 Representations and Warranties of the Company

     Except as disclosed to Parent in writing prior to the date hereof, the Company represents and warrants to Parent that:

     Section 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Panama and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such matters as would not have, individually or in the aggregate, a material adverse effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of (i) the holders of two-thirds of the outstanding shares of the Series A $2.25 Cumulative Convertible Preferred Stock, $.01 par value, of the Company ("PREFERRED STOCK"), voting separately as a class and (ii) the holders of two-thirds of the outstanding shares of Common Stock, voting separately as a class, are the only votes of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

     Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing and recordation in the Public Registry Office of the Republic of Panama of the Certificate of Merger, (ii) compliance with any applicable requirements of the 1934 Act or any other securities laws (whether state or foreign) or any applicable provisions of Panama Law (including Executive Decree No. 18 of March 14, 1994 of the Republic of Panama), and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement. "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     Section 4.5. Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value, of which 3,200,000 shares are designated as Series A $2.25 Cumulative Convertible Preferred Stock. As of March 31, 1999, there were outstanding (i) 39,060,814 shares of Common Stock and employee and director options to purchase an aggregate of 839,471 shares of Common Stock (of which options to purchase an aggregate of 405,934 shares of Common Stock were exercisable) and (ii) 3,200,000 shares of Preferred Stock.
All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

       (b) Except as set forth in this Section 4.05 and for changes since March 31, 1999 resulting from the exercise of employee or director stock options or the conversion of Preferred Stock outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

     Section 4.6. Subsidiaries. (a) Each significant subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such matters as would not have, individually or in the aggregate, a material adverse effect on the Company. Each such significant subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for such matters as would not have, individually or in the aggregate, a material adverse effect on the Company. All significant subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended March 31, 1998 (the "COMPANY 10-K").

       (b) Except as set forth in the Company SEC Documents filed prior to the date hereof, all of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any subsidiary of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

     Section 4.7. SEC Filings. (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for its fiscal year ended March 31, 1998,
(ii) its quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 1998, September 30, 1998 and December 31, 1998, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 1998 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC pursuant to the 1933 Act or the 1934 Act, as the case may be, since March 31, 1998 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended December 31, 1998 is referred to herein as the "COMPANY 10-Q".

       (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be. Each Company SEC Document filed pursuant to the 1934 Act did not, as of its filing date, and each Company SEC Document filed pursuant to the 1933 Act did not, as of the date it became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1998 as set forth in the Company 10-Q and "COMPANY BALANCE SHEET DATE" means December 31, 1998.

     Section 4.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

       (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

       (c) The information with respect to the Company or any of its subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) except as disclosed in the Company SEC Documents filed prior to the date hereof and except for developments relating to matters described under Part 1, Item 3 (Legal Proceedings) (other than the last paragraph thereof) of the Company 10-K, there has not been:

       (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

       (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries, except in the administration of its stock option plans consistent with past practice;

       (c) any material amendment of any outstanding security of the Company or any of its subsidiaries;

       (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

       (e) any creation or other incurrence by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

       (f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in its wholly-owned subsidiaries in the ordinary course of business consistent with past practices;

       (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries that would have, individually or in the aggregate, a material adverse effect on the Company;

       (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

       (i) any material change in any method of accounting or accounting principles or practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

       (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director or officer of the Company or any of its significant subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its significant subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of the Company or any of its significant subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its significant subsidiaries, other than in the ordinary course of business consistent with past practice; or

       (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its subsidiaries required to be disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP, other than:

       (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof or in connection with developments relating to matters described under Part 1, Item 3 (Legal Proceedings) (other than the last paragraph thereof) of the Company 10-K;

       (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

       (c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company; and

       (d) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

     Section 4.12.  Compliance with Laws and Court Orders.    Except as
disclosed in the Company SEC Documents filed prior to the date hereof, the Company and each of its subsidiaries is and has been in compliance with all applicable laws, rules, regulations, judgments, injunctions, orders or decrees, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

     Section 4.13. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its subsidiaries or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

     Section 4.14. Finders' Fees. Except for Simmons & Company International, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.15. Opinion of Financial Advisor. The Company has received the opinion of Simmons & Company International, financial advisor to the Company, to the effect that, as of the date of this Agreement, the consideration to be paid in the Offer and the Merger is fair to the Company's stockholders (other than Parent) from a financial point of view; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent or its stockholders.


                                   ARTICLE 5

                   Representations and Warranties of Parent

     Except as disclosed to Company in writing prior to the date hereof, Parent represents and warrants to the Company that:

     Section 5.1. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such matters as would not have, individually or in the aggregate, a material adverse effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect.

     Section 5.2. Corporate Authorization. (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement constitutes a valid and binding agreement of each of Parent.

     Section 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing and recordation in the Public Registry Office of the Republic of Panama of the Certificate of Merger, (ii) compliance with any applicable requirements of the 1934 Act or any other securities laws (whether state or foreign) or any applicable provisions of Panama Law (including Executive Decree No. 18 of March 14, 1994 of the Republic of Panama), and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.4. Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, (ii) assuming compliance with the matters referred to in
Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.5. Disclosure Documents. (a) The information with respect to Parent and any of its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company

Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

       (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

     Section 5.6. Finders' Fees'. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fee will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent or any of its affiliates in connection with the transactions contemplated by this Agreement.

     Section 5.7. Financing. At the expiration of the Offer, the Merger Subsidiary will have available cash sufficient to consummate the Offer and the Merger and to pay all expenses in connection with the transactions contemplated hereby.


                                   ARTICLE 6

                            Covenants of the Company

     The Company agrees that:

     Section 6.1. Conduct of the Company. From the date hereof until the Effective Time, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent:

       (a) the Company will not adopt or propose any change to its certificate of incorporation or bylaws;

       (b) the Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire a material amount of stock or assets of any other person;

       (c) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any significant subsidiary or any material amount of assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

       (d) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time; and

       (e) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.2. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with such meeting, the Company will, if required by law, (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and related proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

       (b) Except as provided in the next sentence, the Board of Directors of the Company shall recommend the Offer and the approval and adoption of this Agreement and the Merger by the Company's stockholders. The Independent Committee of the Board of Directors of the Company (the "INDEPENDENT COMMITTEE") shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders, but only if (i) the Company has complied with the terms of Section 6.03, (ii) the Independent Committee determines in good faith (after consultation with independent legal counsel) that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and (iii) the Independent Committee shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal. "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its subsidiaries or the acquisition of any substantial equity interest in or substantial portion of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     Section 6.3. No Solicitation. (a) From the date hereof until the termination hereof, the Company will not, and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) disclose any nonpublic information relating to, or afford access to the properties, books or records of, the Company or any of its subsidiaries to, or engage in any discussions or negotiations with, any person who is considering making or has made an Acquisition Proposal; provided that the Company may furnish nonpublic information or afford access to properties, books and records to any person who is considering making or has made an Acquisition Proposal and may negotiate or otherwise engage in substantive discussions with any person who has made an Acquisition Proposal if (w) the Company has complied with the foregoing terms of this Section 6.03, (x) the Independent Committee determines in good faith (after consultation with independent legal counsel) that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (y) such person executes a confidentiality agreement on terms no less favorable to the Company than those contained in Section 8.07 and (z) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

       (b) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information relating to, or access to the properties, books or records of, the Company or any of its subsidiaries by any person who is considering making or has made an Acquisition Proposal. The Company shall identify the person making, and the terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal or request. The Company shall, and shall cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted prior to the date hereof with respect to any Acquisition Proposal.


                                   ARTICLE 7

                              Covenants of Parent

     Parent agrees that:

     Section 7.1. Certain Obligations of Parent. Parent will take all action necessary to cause Merger Subsidiary to be organized and to become a party to this Agreement as promptly as practicable and to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. The Parent will not, and will cause its subsidiaries not to, directly or indirectly, take any action to knowingly cause the Company to violate its representations, warranties or covenants under this Agreement;

     Section 7.2. Voting of Shares. Parent agrees to vote all shares of Common Stock and Preferred Stock beneficially owned by it in favor of adoption of this Agreement and the Merger at the Company Stockholder Meeting.

     Section 7.3. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

       (a) After the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the extent required under Panama Law or provided under the Company's certificate of incorporation and bylaws or any agreement any Indemnified Person may have with the Company, in each case, as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date hereof.

       (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of that consolidation or merger or
(ii) transfers all or substantially all its properties and assets to any person, then and in each such case the Surviving Corporation will cause proper provisions to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.03.

       (d) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, under Panama Law or under any agreement any Indemnified Person may have with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.


                                   ARTICLE 8

                      Covenants of Parent and the Company

     The parties hereto agree that:

     Section 8.1.  Best Efforts.   Subject to the terms and conditions of this
Agreement, Company and Parent will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 8.2. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     In connection with such cooperation, Parent and the Company will (i) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Offer or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives representatives of the Independent Committee the opportunity to attend and participate thereat and (ii) furnish the other party and representatives of the Independent Committee with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives, on the one hand, and any government or regulatory authority or members or their respective staffs, on the other hand, with respect to this Agreement or the Offer or the Merger.

     Section 8.3. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 8.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.5. Access to Information. From the date hereof until the Effective Time and subject to the provisions of applicable law and Section 8.07, the Company shall (i) give to Parent and its authorized representatives reasonable access to the offices, properties, books and records of the Company and such financial and other information as may reasonably be requested and (ii) instruct its authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section 8.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this

Section 8.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.6. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

       (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

       (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

       (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.13 or that relate to the consummation of the transactions contemplated by this Agreement.

     Section 8.7. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company will hold, and will use its best efforts to cause its officers, directors, employees and other agents or advisors to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its affiliates or any of their agents or advisors in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (iA previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or
(iii) later lawfully acquired by such party on a nonconfidential basis from sources other than the other party, provided that each of Parent and the Company may disclose such information to its officers, directors, employees and other agents or advisors in connection with the transactions contemplated by this Agreement so long as such party informs such persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company will, and will use its best efforts to cause its officers, directors, employees and other agents and advisors to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its affiliates or any of their agents or advisors obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.


                                   ARTICLE 9

                            Conditions to the Merger

     Section 9.1. Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

       (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Panama Law and applicable listing requirements;

       (b) Merger Subsidiary shall have purchased shares of Common Stock pursuant to the Offer;

       (c) no preliminary or permanent injunction or other order, decree or ruling by any court or governmental body or regulatory authority in the United States or the Republic of Panama which prevents consummation of the Merger or the payment of the Merger Consideration shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order, decree or ruling lifted); and

       (d) no statute, rule or regulation of any government or governmental agency in the United States or the Republic of Panama shall prevent the consummation of the Merger or the payment of the Merger Consideration or make the consummation of the Merger or the payment of the Merger Consideration illegal.


                                   ARTICLE 10

                                  Termination

     Section 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time

(notwithstanding any approval of this Agreement by the stockholders of the Company):

       (a)   by mutual written agreement of the Company and Parent;

       (b)   by either the Company or Parent, if:

            (i) the Offer has not been consummated on or before July 31, 1999, provided that the right to terminate this Agreement pursuant to this
     Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

            (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the shares of Common Stock pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary from accepting for payment of, and paying for, the shares of Common Stock pursuant to the Offer or Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used commercially reasonable best efforts to remove any such judgment, injunction, order or decree; or

       (c) by Parent, if prior to the acceptance for payment of shares of Common Stock under the Offer, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or the Merger or (iiA the Company shall have failed to perform in all material respects its obligations hereunder.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee or other agent or advisor of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 8.03, 8.06(c) and 8.07 and Article 11 shall survive any termination hereof pursuant to Section 10.01.


                                   ARTICLE 11

                                 Miscellaneous

     Section 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

          McDermott International Inc.
          1450 Poydras Street
          P.O. Box 61961 - 70112
          New Orleans, LA 70161-1961
          Attention: S. Wayne Murphy
          Facsimile: (504) 587-6153

          with a copy to:
               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017
               Attention: Christopher Mayer
               Fax: (212) 450-4800

          if to the Company, to:

          J. Ray McDermott, S.A
          801 North Eldridge Street
          Houston, Texas 77079
          Attention: R.H. "Bobby" Rawle
          Facsimile: (281) 870-5125
          with copies to:

               c/o Wm. J. Johnson Associates
               9545 Katy Freeway
               Suite 470
               Houston, Texas 77024
               Attention:  William J. Johnson
               Facsimile:  (713) 461-6195

               Baker & Botts, L.L.P.
               One Shell Plaza
               Houston, Texas  77002-4995
               Attention:  R. Joel Swanson, Esq.
               Facsimile: (713) 229-1330

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on any business day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day.

     Section 11.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein shall not survive the Effective Time, except for the agreements set forth in Sections 7.03 and
8.07 and Article 11.

     Section 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

       (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

       (b) The Company agrees to pay Parent a fee in immediately available funds equal to $10 million promptly, but in no event later than two business days, after the termination of this Agreement by Parent pursuant to Section 10.01(c):

     Section 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 11.6. Governing Law. Except to the extent that Panama Law is mandatorily applicable to this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law rules of such state).

     Section 11.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

     Section 11.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.14.  Definitions and Usage.  (a) For purposes of this Agreement:

     "AFFILIATE" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

     "MATERIAL ADVERSE EFFECT" means, with respect to any person means a material adverse effect on the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes in conditions affecting the marine construction industries generally or (iii) changes in economic, regulatory or political conditions generally.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SIGNIFICANT SUBSIDIARY" means any subsidiary that constitutes a "significant subsidiary" of any person within the meaning of Rule 1-02 of Regulation S-X under the 1934 Act.

     "SUBSIDIARY" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

       (b) A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

       (c) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION

1933 Act..............................................         2.04(b)
1934 Act..............................................         2.05(d)
1994 Plan.............................................         2.05(a)
Acquisition Proposal..................................         6.02(b)
Adjusted Option.......................................         2.04(a)
affiliate.............................................        11.14(a)
Certificate of Merger.................................         2.01(b)
Certificates..........................................         2.03(a)
Common Share Price....................................         1.01(a)
Common Stock..........................................         1.01(a)
Company...............................................        Recitals
Company 10-K..........................................         4.06(a)
Company 10-Q..........................................         4.07(a)
Company Balance Sheet.................................         4.08
Company Balance Sheet Date............................         4.08
Company Disclosure Documents..........................         4.09(a)

TERM                                                          SECTION
----                                                          -------
Company Proxy Statement...............................         4.09(a)
Company SEC Documents.................................         4.07(a)
Company Stockholder Meeting...........................         6.02(a)
Company Stock Option..................................         2.04(a)
Effective Time........................................         2.01(b)
Exchange Agent........................................         2.03(a)
GAAP..................................................         4.08
Indemnified Person....................................         7.03(a)
Independent Committee.................................         6.02(b)
Lien..................................................         4.04
material adverse effect...............................        11.14(a)
Merger................................................         2.01(a)
Merger Consideration..................................         2.02(a)
Merger Subsidiary.....................................         1.01(a)
Minimum Condition.....................................         1.01(a)
Offer.................................................         1.01(a)
Offer Documents.......................................         1.01(b)
Panama Law............................................         1.02(a)
Parent................................................        Recitals
Parent Stock..........................................         2.04(a)
Performance Shares....................................         2.05(b)
person................................................        11.14(a)
Preferred Stock.......................................         4.02(a)
Replacement Performance Award.........................         2.05(b)
Replacement Restricted Award..........................         2.05(a)
Restricted Shares.....................................         2.05(a)
Schedule 14D-1........................................         1.01(b)
Schedule 14D-9........................................         1.02(b)
SEC...................................................         1.01(b)
significant subsidiary................................        11.14(a)
subsidiary............................................        11.14(a)
Surviving Corporation.................................         2.01(a)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                         J. RAY MCDERMOTT, S.A.


                         By:       /s/ R. H. Rawle
                            ------------------------------------
                            Name:   R. H. Rawle
                            Title:  President and
                                    Chief Operating Officer



                         MCDERMOTT INTERNATIONAL, INC.


                         By:      /s/ Roger E. Tetrault
                           --------------------------------------
                            Name:   Roger E. Tetrault
                            Title:  Chairman and
                                    Chief Executive Officer

                                                                         ANNEX I


Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any shares of Common Stock, and may, subject to the terms of this Agreement, terminate the Offer, if (i) at the expiration of the Offer, the Minimum Condition has not been satisfied or (ii) at any time on or after May 7, 1999 and prior to the acceptance for payment of shares of Common Stock, any of the following conditions exist:

       (a) any injunction, judgment, order or decree of a court of competent jurisdiction shall have been entered and not withdrawn or any law or regulation shall exist that prohibits the consummation of the Offer or the Merger; or

       (b) the Company shall have breached its representations and warranties set forth in this Agreement or failed to perform any of its obligations, covenants or agreements under this Agreement (other than any breaches or failures to perform that, in the aggregate, do not have a material adverse effect on the Company); or

       (c) this Agreement shall have been terminated in accordance with its terms.

     Except for the Minimum Condition (which may be waived only with the consent of the Company, Parent and Merger Subsidiary), the foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of this Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion.